June 30, 2008

Dear Valued Client:

Thank you for your support of the Federated Stock and Bond Fund, Inc.  We value the confidence you have placed in our products and services and appreciate your business.

This letter is to inform you of an upcoming proxy for:

Fund Name	Fund Number	Cusip Number
Federated Stock and Bond Fund, Inc. Class A	11, 351	313911109
Federated Stock and Bond Fund, Inc. Class B	373	313911208
Federated Stock and Bond Fund, Inc. Class C	608	313911307
Federated Stock and Bond Fund, Inc. Class K	894	313911406

The shareholders of the Federated Stock and Bond Fund, Inc. will be asked to approve changes to, or the removal of, certain fundamental investment policies.  Shareholders of the fund will also be asked to approve a change in the domicile and form of organization of the fund from a Maryland corporation to a Massachusetts business trust.

If the change in domicile is approved, the new fund name will be Federated Stock and Bond Fund.  Therefore, Inc. will be removed from the current name.  There will be no changes to the Tax ID number, Cusip, or NASDAQ symbols.

The proxy mail date is scheduled for July 31, 2008.  The tentative shareholder meeting and reorganization are both scheduled for September 5, 2008.

The proxy information is available on FederatedInvestors.com.  To view the proxy information, select the Customer Service link.  Under “Other Resources”, select the Proxy Statements - Frequently Asked Questions and Current Information link.

If you have questions, please contact your dedicated Client Consultant for assistance from 8:00 a.m. to 6:00 p.m., Eastern time.  The number is 1-866-358-6274.

Sincerely,

Federated Shareholder Services Company